Exhibit 16.1





January 12, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated January 12, 2004, of the SureWest KSOP and are in agreement with the statements contained in the second and third sentences of the first paragraph on page 2 therein, and the third and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                        Very truly yours,



                                        /s/ Ernst & Young LLP